Exhibit 99.1

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Announces New CFO

SCHAUMBURG, ILLINOIS – November 13, 2012 – Sparton Corporation (NYSE: SPA) announced today that Mark Schlei has been appointed as the Company’s new Chief Financial Officer, effective immediately.

Mr. Schlei most recently served as CFO at Paperworks Industries where he was engaged in the business of packaging solutions. Previously, he served as CFO at Thetford Corporation, a manufacturer of mobile sanitation and refrigeration products. Mr. Schlei has also served as CFO for Lake City Industries, Corporate Controller for Littelfuse, Inc. and held various financial roles at Newell Company.

Mr. Schlei has experience in areas including capital raising, controls and compliance, IT/ERP leadership, mergers and acquisition, and financial planning and analysis. He earned his Bachelor of Business Administration in Accounting from the University of Wisconsin-Whitewater and is a Certified Public Accountant.

“We are pleased to welcome Mark to our Company,” said Cary Wood, President and CEO of Sparton. “Mark has held several challenging financial leadership roles and has excelled in many diverse areas. He is distinctly qualified to serve as Sparton’s CFO and we are looking forward to leveraging his expertise for both the day-to-day financial operations of the Company and long-term strategic planning.”

Mr. Schlei replaces Greg Slome who is leaving Sparton to pursue other career opportunities.

“I want to personally thank Greg for his efforts during the turnaround of our Company. We appreciate his many contributions and wish him the best of luck in all of his future endeavors,” Mr. Wood concluded.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 113th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical, Military & Aerospace, and Industrial & Instrumentation. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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